Exhibit (a)(1)(D)

RAMBUS INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

WITHDRAWAL FORM

THE OFFER EXPIRES AT 8:00 P.M., PACIFIC TIME, ON JUNE 22, 2012 UNLESS THE OFFER IS EXTENDED.

You previously received (1) a copy of the Offer to Exchange Certain Outstanding Options for New Options (the “Offer”); (2) the email from Harold Hughes, our Chief Executive Officer and President, dated May 24, 2012; (3) this withdrawal form, together with its associated instructions; and (4) the election form, together with its associated instructions.  The Offer is subject to the terms of these documents as they may be amended, by which you elected to ACCEPT Rambus’ Offer to exchange some or all of your eligible options.  You should submit this withdrawal only if you now wish to change that election and REJECT Rambus’ Offer with respect to some or all of your eligible options.

To withdraw your election to exchange some or all of your eligible options, you must do one of the following by the expiration date, currently expected to be 8:00 p.m., Pacific Time, on June 22, 2012, unless the Offer is extended.

Withdrawals via Computershare Website

1.               Log into the Computershare website via the link provided in the email announcing the Offer or via www.corp-action.net/RambusIncStockOptionExchange, by using the unique PIN provided to you in the email you received from Computershare on May 24, 2012.

2.               After logging into the Computershare website, click on the “MAKE AN ELECTION” button.  You will be directed to your election form that contains the following personalized information with respect to each eligible option you hold, including:

•                  the option number of the eligible option;

•                  the grant date of the eligible option;

•                  the total number of outstanding shares subject to the eligible option;

•                  the current grant price per share of the eligible option; and

•                  the expiration date of the eligible option.

Additionally, the form will indicate the selections you previously made with respect to eligible options you want to exchange pursuant to the terms of this Offer.

You may refer to your eTrade account by logging into your account at the website address: www.etrade.com to review the vesting schedule of each of your eligible option grants.

3.               Click the appropriate box next to each of your previously-selected eligible option grants in order to remove the selection with respect those eligible option grants you wish to withdraw from participation in the Offer.  Select the “NEXT” button to proceed to the next page.  Each time you make a withdrawal via the Computershare website, please be sure to select either “Yes” or “No” with respect to each of your eligible options.

4.               After completing the form, you will have the opportunity to review the changes you have made with respect to your eligible options.  If you are satisfied with your changes, continue through the Computershare website.  Select the “I AGREE” button to agree to the Agreement to Terms of Election and to submit your election.

5.               You will be directed to the Confirmation Statement page.  Please print and keep a copy of the Confirmation Statement for your records.

If you want to use the Computershare website but are unable to submit your withdrawal via the Computershare website as a result of technical failures of the Computershare website, such as the Computershare website being unavailable or the Computershare website not accepting your changed election, or if you do not have access to the Computershare website for any reason, you may submit your withdrawal by email or facsimile by following the instructions provided below.  To obtain a paper withdrawal form, please contact Stock Plan Administration via email at options2012@rambus.com or facsimile at 1-408-462-8114.

Withdrawals via Facsimile or Email

Alternatively, you may submit a withdrawal form via facsimile or email by doing the following:

1.               Properly complete, date and sign the withdrawal form that you received in the email from Harold Hughes, our Chief Executive Officer and President, dated May 24, 2012, announcing the Offer; and

2.               Submit the properly completed withdrawal form to Stock Plan Administration via facsimile at 1-408-462-8114 or email to options2012@rambus.com. We must receive your properly completed and submitted withdrawal form by the expiration date, currently expected to be 8:00 p.m., Pacific Time, on June 22, 2012.

If you withdraw your acceptance of the Offer with respect to some or all of your eligible option grants, you will not receive any new options in replacement for the withdrawn option grants.  You will keep all of the options that you withdraw.  These options will continue to be governed by the plan under which they were granted, and by the existing option agreements between you and Rambus.

You may change your mind after you have submitted a withdrawal and elect to exchange some or all of your eligible option grants by submitting a new election to Rambus by 8:00 p.m., Pacific Time, on June 22, 2012.

Please select the appropriate box below.  To help you recall your outstanding eligible options, please refer to the grant information available via the Computershare website that lists your eligible option grants, the grant date of your eligible options, the current grant price per share of your eligible options, and the number of outstanding shares subject to your eligible options.  To review the vesting schedule and option expiration date of each of your eligible options listed on the Computershare website, please refer to your eTrade account by logging into your eTrade account at the website address: www.etrade.com.  You may elect to exchange eligible option grants pursuant to the Offer regardless of whether the eligible option grants are fully vested, partially vested or entirely unvested.  If you are unable to access your grant information via the Computershare website or your eTrade account, you may contact Stock Plan Administration via email at options2012@rambus.com or via facsimile at 1-408-462-8114 for assistance.

☐  I wish to withdraw my election to exchange and instead REJECT the Offer as to ALL my option grants.  I do not wish to exchange my option grants.

OR

☐  I wish to withdraw my election to exchange options as to my eligible option grants listed below (please list).  Any option grants previously elected to be exchanged by me pursuant to this Offer in my most recent election but not withdrawn below will remain elected for exchange in the Offer.  I do not wish to exchange the following listed options grants: (please list each option grant you wish to withdraw)

Original Option Number	Original Option Grant Date	Original Shares Granted	Original Option Grant Price

SUBMIT NO LATER THAN 8:00 P.M., PACIFIC TIME, ON JUNE 22, 2012 (UNLESS THE OFFER IS EXTENDED).

Election Terms & Conditions

1.               I agree that my decision to accept or reject the Offer with respect to all or some of my eligible option grants is entirely voluntary and is subject to the terms and conditions of the Offer to Exchange.

2.               I understand that I may change my withdrawal at any time by completing and submitting a new election and/or withdrawal no later than 8:00 p.m., Pacific Time, on June 22, 2012 (unless the Offer is extended) and that any election and/or withdrawal submitted and/or received after such time will be void and of no further force and effect.

3.               If I cease to be an employee of Rambus or one of its subsidiaries (the “Rambus Group”) before the Offer expires or am no longer working in an eligible country, I understand that I will cease to be an eligible employee under the terms of the Offer and any election to exchange my eligible options that I have made prior to my ceasing be an employee of the Rambus Group will be ineffective.  As a result, my eligible options will not be exchanged under the Offer and I will not receive new options.

4.               I agree that decisions with respect to future grants under any Rambus equity compensation plan will be at the sole discretion of Rambus.

5.               I agree that: (i) the Offer is discretionary in nature and may be suspended or terminated by Rambus, in accordance with the terms set forth in the Offer documents, at any time prior to the expiration of the Offer; (ii) Rambus may, at its discretion, refuse to accept my election to participate; and (iii) the Offer is a one-time Offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of offers.

6.               I agree that: (i) the value of any new options and participation in the Offer made pursuant to the Offer is an extraordinary item of income which is outside the scope of my employment contract, if any; and (ii) the Offer value of any new options granted pursuant to the Offer is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

7.               Neither my participation in the Offer nor this withdrawal shall be construed so as to grant me any right to remain in the employ of the Rambus Group and shall not interfere with the ability of my current employer to terminate my employment relationship at any time with or without cause.

8.               For the exclusive purpose of implementing, administering and managing my participation in the Offer, I hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, my employer.  I understand that my employer holds certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Rambus, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in my favor (“Data”), for the purpose of implementing, administering and managing the Offer.  I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country.  I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local Human Resources representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Offer. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local Human Resources representative.  I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Offer.  For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local Human Resources representative or Stock Plan Administration at options2012@rambus.com.

9.               Regardless of any action that Rambus or a subsidiary or affiliate of Rambus takes with respect to any or all income tax, social security or social insurance, payroll tax, payment on account or other tax-related withholding related to the Offer (“Applicable Withholdings”), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility.  In that regard, I authorize Rambus and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages, from the proceeds of any stock sales, either through a voluntary sale or through a mandatory sale arranged by Rambus (on my behalf pursuant to this authorization) or other cash payments paid to me by Rambus and/or its subsidiaries.  Finally, I agree to pay to Rambus or its subsidiary any amount of Applicable Withholdings that Rambus or its subsidiary may be required to withhold as a result of my participation in the Offer if Rambus does not satisfy the Applicable Withholding through other means.

10.         I acknowledge that I may be accepting the Offer and the terms and conditions of this withdrawal in English and I agree to be bound accordingly.

11.         I acknowledge and agree that neither Rambus nor a subsidiary or affiliate of Rambus, nor any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the Offer to exchange my eligible options and that I am not relying on any information or representation made by any such person in accepting or rejecting the Offer, other than any information contained in the Offer documents.

12.         I agree that participation in the Offer is governed by the terms and conditions set forth in the Offer documents and this withdrawal form.  I acknowledge that I have received the Offer documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisors before making an election to participate in or reject the Offer and that I have knowingly accepted or rejected the Offer.  I agree that any and all decisions or interpretations of Rambus upon any questions relating to the Offer and this withdrawal form will be given the maximum deference permitted by law, although I have all rights accorded to me under applicable law to challenge such decision or interpretation in a court of competent jurisdiction.

13.         I further understand that if I submit my withdrawal by facsimile, Rambus intends to send me a confirmation of my withdrawal via email at my Rambus email address, if any, or if none, at my personal email address as I have provided to Rambus below, within two (2) U.S. business days after the submission of my withdrawal.  I understand that if I submit my withdrawal via the Computershare website, the Confirmation Statement provided on the Computershare website at the time I submit my withdrawal will provide evidence that I submitted my withdrawal and that I should print and keep a copy of such Confirmation Statement for my records.  If I have not received a confirmation, I understand that it is my responsibility to ensure that my withdrawal has been received no later than 8:00 p.m., Pacific Time, on June 22, 2012.  I understand that only responses that are complete, signed (electronically or otherwise), dated and actually received by Rambus by the deadline will be accepted.

(Required)

☐ I acknowledge and agree with the terms and conditions stated above.

Employee Signature	Date and Time (indicate time zone)

Employee Name (Please print)

Employee Email Address

If submitting via email or facsimile, deliver to:

Stock Plan Administration

Email: options2012@rambus.com

Facsimile: 1-408-462-8114

WITHDRAWAL INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.                                      Delivery of the Withdrawal.

To withdraw your election to exchange some or all of your eligible options, you must submit a withdrawal form by following the instructions set forth on pages 1-3 above by the expiration date, currently expected to be 8:00 p.m., Pacific Time, on June 22, 2012.

Your delivery of all documents regarding the Offer, including elections and withdrawals, is at your risk. Delivery will be deemed made only when actually received by us.  If you submit your election or withdrawal via the Computershare website, you should print and keep a copy of the Confirmation Statement on the Computershare website at the time that you complete and submit your election or withdrawal.  The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal.  If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two (2) U.S. business days of receiving your election or withdrawal.  If you have not received a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal.  Only responses that are properly completed and actually received by Rambus by the deadline by the Computershare website at www.corp-action.net/RambusIncStockOptionExchange or by Stock Plan Administration by email at options2012@rambus.com, or facsimile at 1-408-462-8114 will be accepted.  Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. Note that if you submit any election and/or withdrawal via email or facsimile within the last two (2) U.S. business days prior to the expiration of the Offer, time constraints may prevent Rambus from providing you with an email confirmation prior to the expiration of the Offer.

Although by submitting a withdrawal you have withdrawn some or all of your previously tendered option grants from the Offer, you may change your mind and re-elect to exchange some or all of the withdrawn eligible option grants until the expiration of the Offer.  Each time you make a withdrawal via the Computershare website, please be sure to select either “Yes” or “No” with respect to each of your eligible options.  You should note that you may not rescind any withdrawal and any eligible option grants withdrawn will not be deemed properly tendered for purposes of the Offer, unless you properly re-elect to exchange those eligible option grants before the expiration date.  Tenders to re-elect to exchange eligible option grants may be made at any time on or before the expiration date.  If Rambus extends the Offer beyond that time, you may re-tender your eligible option grants at any time until the extended expiration of the Offer.  The exception to this rule is that if we have not accepted your properly tendered option grants by 8:00 p.m., Pacific Time, on June 22, 2012, you may withdraw your option grants at any time thereafter.

To re-elect to tender the withdrawn eligible option grants, you must follow the instructions set forth in, and complete and submit, the Election Form included as one of the documents that comprise this Offer to Exchange following the last withdrawal you submitted but on or before 8:00 p.m., Pacific Time, on June 22, 2012 (unless the Offer is extended).  Please see the Rambus Inc. Offer to Exchange Certain Outstanding Options for New Options—Election Form to re-elect to exchange any or all of your eligible options.

Please note that your awards will not be deemed properly tendered for purposes of the Offer unless the withdrawn option grants are properly re-tendered for exchange before the expiration date by delivery of a new election following the procedures described in the instructions to the election.  Such new election must be received by us after any election and any withdrawal you previously have submitted.  Upon the receipt of such a new, properly completed election, any previously submitted elections and/or withdrawals will be disregarded and will be considered replaced in full by the new election.  Any prior election will be disregarded; therefore, your new election must indicate all eligible option grants you wish to exchange, not just those you wish to add.  You will be bound by the last properly submitted election and/or withdrawal received by us prior to the expiration date.

Although it is our intent to send you an email confirmation of receipt of this withdrawal, by completing and submitting this withdrawal, you waive any right to receive any notice of the withdrawal of the tender of your eligible options.

2.                                      Signatures on this Withdrawal.

If the withdrawal is being submitted via email or facsimile, it must be signed by the holder of the eligible options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the eligible options are subject without alteration, enlargement or any change whatsoever.  If this withdrawal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Rambus of the authority of that person to act in that capacity must be submitted with this withdrawal via email or facsimile.

Withdrawals submitted via the Computershare website:

Logging into the Computershare website and completing and submitting your withdrawal via the Computershare website is the equivalent of signing your name on a paper form and has the same legal effect as your written signature.

5.                                      Other Information on this Withdrawal.

If you are submitting your withdrawal via email or facsimile, in addition to completing and signing the withdrawal form, you must print your name and indicate the date and time at which you signed.  You also must include a current email address.

6.                                      Requests for Assistance or Additional Copies.

Any questions or requests for additional copies of the Offer to Exchange or this withdrawal form should be directed to Stock Plan Administration via email at options2012@rambus.com or facsimile at 1-408-462-8114.  Copies will be furnished promptly at Rambus’ expense.

7.                                      Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal.  Our determination of these matters will be given the maximum deference permitted by law.  However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction.  Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.  We reserve the right to reject any withdrawals that we determine are not in appropriate form or that we determine are unlawful to accept.  We will accept all properly tendered eligible options that are not validly withdrawn.  No withdrawals of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.  This is a one-time Offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important:  The withdrawal must be received no later than 8:00 p.m., Pacific Time, on June 22, 2012 (unless the Offer is extended), via the Computershare website or via Stock Plan Administration by email or facsimile as follows:

Computershare website: www.corp-action.net/RambusIncStockOptionExchange
Stock Plan Administration:
Email: options2012@rambus.com
Facsimile: 1-408-462-8114

8.                                      Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, the email from Harold Hughes, our Chief Executive Officer and President, dated May 24, 2012, this withdrawal form, together with its instructions and the election form, together with its instructions, before deciding whether or not to participate in the Offer.

9.                                      Important Tax Information.

Please refer to Section 14 and Schedules C through G of the Offer to Exchange, which contain important tax information.  We also recommend that you consult with your personal advisors before deciding whether or not to participate in this Offer.